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                                                                    EXHIBIT 23.3

          CONSENT OF DAVIS, SITA & COMPANY, P.A., INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 25, 1997, except for Note 9, as to which the date is September 12, 1997, in the Registration Statement (Form S-4 No.
333-    ) and related Proxy Statement/Prospectus of Dunn Computer Corporation (a
Virginia corporation) for the registration of 5,150,000 shares of Dunn Computer Corporation's Common Stock and Dunn Computer Corporation (a Delaware corporation) for the solicitation of proxies in connection with its annual meeting of stockholders.

                                                 /s/ Davis, Sita & Company, P.A.

Greenbelt, Maryland
March 16, 1998

                                      S-8